                                                                      Exhibit 11

                    WEBFINANCIAL CORPORATION AND SUBSIDIARIES
              Statement Regarding Computation of Net Loss Per Share
                 (Amounts in thousands except per share amounts)

                                               For the Six Months Ended
                                             June 30, 2002     June 30, 2001
                                             -------------     -------------

Net loss                                       $  (268)          $  (816)

Shares used in computation:

Weighted average number of common shares and
  common share equivalents, basic                4,367             4,367

Common shares and common share equivalents,
  fully diluted                                  4,367             4,367

Net loss per share-basic                       $  (.06)          $  (.19)

Net loss per share-diluted                     $  (.06)          $  (.19)

Common stock  equivalents  (stock  options and warrants)  that were  outstanding during the six month  period ended June 30, 2002 that could  potentially  dilute basic  earnings per share in the future were not included in the  computation of earnings per share because the net loss in both periods makes them antidilutive.